EXHIBIT 10.3

URS E&C HOLDINGS, INCORPORATED

RESTORATION PLAN

Amended and Restated Effective as of January 1, 2011

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TABLE OF CONTENTS

ARTICLE I

PURPOSE OF PLAN

Effective as of January 1, 2003, Washington Group International, Inc. established the Washington Group International Restoration Plan, which was subsequently amended and restated on August 14, 2003 (the “Prior Plan”). Effective as of January 1, 2009, the Prior Plan was amended and restated in order to comply with Code Section 409A and for certain other purposes. Effective as of January 1, 2011, the Plan is further amended and restated as set forth in this document. Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan. Amounts earned or vested under this Plan or the Prior Plan after December 31, 2004 (except for interest accrued on amounts earned and vested as of December 31, 2004) shall be subject to the terms and conditions of this Plan.

The purpose of the Plan is to restore Company matching contributions that have been limited under a Company 401(k) Plan due to certain restrictions imposed on the compensation that may be deferred by participants in such Company 401(k) Plan. The restoration of such Company matching contributions is accomplished by crediting a restoration account maintained under this Plan. This Plan is intended to qualify under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. Whenever used in this instrument the following terms shall have the following respective meanings set forth in this Section 2.1:

“Account” means the restoration account maintained for a Participant pursuant to Article IV.

“Administrative Committee” means an administrative committee designated by the Committee for the purpose of overseeing the day-to-day administration and operation of the Plan in accordance with Section 6.1.

“Beneficiary” means the person designated, or deemed designated, by the Participant pursuant to Article VII, who will receive payments as provided under the Plan in the event of the Participant’s death.

“Board” means the Board of Directors of the Plan Sponsor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (a) the Compensation Committee, which committee shall be responsible for administering and operating the Plan in accordance with Article VI, or (b) the Administrative Committee as acting pursuant to authority delegated to it under this Plan.

“Company” means the Plan Sponsor and each affiliate of the Plan Sponsor.

“Company 401(k) Plan” means a 401(k) Plan sponsored by a Company. As applicable with respect to a Participant, such term shall refer to the Company 401(k) Plan in which he participates.

“Compensation Committee” means the Compensation Committee of the Board.

“Deferred Compensation Plan” means the URS E&C Holdings, Incorporated Voluntary Deferred Compensation Plan, as amended and restated effective as of January 1, 2011 and as further amended from time to time.

“Designated Company 401(k) Plan” means a 401(k) Plan sponsored by a Company and designated by the Compensation Committee as an eligible plan for purposes of determining Participants under this Plan.

“Division” means the URS Energy & Construction business of URS Corporation.

“Eligible 401(k) Compensation” means, with respect to a Participant, the compensation that may be deferred for a Plan Year under the Company 401(k) Plan. However the term “Eligible 401(k) Compensation” shall not include any amounts designated by the Company as not being eligible compensation under this Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“401(a)(17) Limit” means the maximum amount of annual compensation taken into account pursuant to Section 401(a)(17)(A) of the Code as in effect from time to time.

“Incentive Compensation” means, with respect to a Participant, cash incentive compensation of a type that could be deferred under a Company 401(k) Plan. However, the term “Incentive Compensation” shall not include any amounts designated by the Company as not being eligible compensation under this Plan.

“Participant” means an employee who has been selected for participation in this Plan pursuant to Section 3.1. Subject to Section 3.3, once an employee of a Company becomes a Participant, he shall continue to be a Participant until the entire balance credited to his Account is paid in full in accordance with Article V

“Plan” means the URS E&C Holdings, Incorporated Restoration Plan, as amended and restated effective as of January 1, 2011, as set forth herein, and as further amended from time to time.

“Plan Sponsor” means URS Corporation and its successors and assigns.

“Plan Year” means the calendar year.

“Qualifying Position” has the meaning ascribed to such term in Section 3.1(a).

“Separation from Service” has the meaning ascribed to such term under Code Section 409A and the final regulations thereunder.

Section 2.2 Rules of Construction. Unless the context otherwise requires (i) a term shall have the meaning assigned to it in Section 2.1; (ii) all references to “Section” and “Article” shall be to sections and articles of this instrument; (iii) words in the singular shall include the plural, and vice-versa; and (iv) words in the masculine gender shall include the feminine and neuter, and vice-versa.

ARTICLE III

ELIGIBILITY; RESTORATION AMOUNTS

Section 3.1 Eligibility.

(a) Requirements for Eligibility. An employee of a Company shall become a Participant on the later of the date (i) the employee becomes a participant in a Designated Company 401(k) Plan and elects to defer the minimum percentage required in order to be eligible to receive the maximum Company 401(k) match, (ii) the employee attains a position within a Company having an “X” pay grade, as classified by the Company (any such position a “Qualifying Position”), (iii) the employee is selected for participation in this Plan as directed by the Compensation Committee or the President of the Division, and (iv) the employee is notified by the Committee of such selection. The notice of selection shall be in such form and shall be provided in such manner as the Committee may determine.

(b) Mid-Year Eligibility. In the event an employee becomes eligible to commence participation in the Plan after the first day of a Plan Year, such employee shall commence participation on the date specified in the notice of selection sent by the Committee pursuant to Section 3.1(a).

(c) Continuation of Participant Status. Subject to Section 3.3, once an employee of a Company becomes a Participant, he shall continue to be a Participant until the entire balance credited to his Account is paid in full in accordance with Article V.

Section 3.2 Restoration Amount. The Account of a Participant shall be credited pursuant to this Plan for a particular Plan Year with a percentage, equal to the actual Company match percentage, if any, for such Plan Year under the Designated Company 401(k) Plan in which he participates for such Plan Year, multiplied by the sum of following amounts for such Plan Year: (i) the amount by which the Participant’s Eligible 401(k) Compensation exceeds the 401(a)(17) Limit, (ii) the amount of the Participant’s cash incentive compensation that is not Eligible 401(k) Compensation, and (iii) the amount of compensation deferred under the Voluntary Deferred Compensation Plan (the sum of the amounts described in clauses (i), (ii) and (iii) are referred to in this Plan as the “Restoration Amount”).

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Section 3.3 Termination of Crediting of Restoration Amounts. In the event a Participant ceases to hold any Qualifying Position, no longer participates in any Designated Company 401(k) Plans, or no longer defers the minimum percentage in order to be eligible to receive a maximum Company 401(k) match under a Designated Company 401(k) Plan, the Participant shall no longer be eligible to have amounts credited to his Account under Section 3.2. The Committee shall so notify the Participant, and the crediting of amounts under Section 3.2, as applicable, on behalf of such Participant shall cease as of the date specified in such notice.

Section 3.4 Post-Separation Match. Notwithstanding Section 3.3, if (i) a Participant’s loss of eligibility pursuant to Section 3.3 is due to the Participant’s Separation from Service, and (ii) following the Participant’s Separation from Service the Committee determines that the Participant meets the eligibility requirements for a post-separation Company match contribution under the URS Corporation 401(k) Retirement Plan (or would have met such requirements if the Participant was a participant in the URS Corporation 401(k) Retirement Plan), and (iii) a Company match contribution is in fact authorized and paid under the URS Corporation 401(k) Retirement Plan for the Plan Year in which the Separation from Service occurs, then the Participant shall be eligible to receive a cash payment equal to the Company match percentage, if any, for such Plan Year under the Designated Company 401(k) Plan in which he participates for such Plan Year multiplied by the Restoration Amount earned by participant prior to the date of his or her Separation from Service, for the Plan Year in which the Separation from Service occurs (a “Post-Separation Match”). Any such Post-Separation Match shall be not be credited to the Participant’s Account but instead shall be paid to the Participant on or prior to March 15 of the year following the Plan Year in which the Separation from Service occurs. Any such Post-Separation Match shall not be eligible for deferral under the Plan.

ARTICLE IV

ESTABLISHMENT AND MAINTENANCE OF ACCOUNTS

Section 4.1 Establishment of Accounts. The Committee shall establish a separate bookkeeping account for each Participant that shall be designated as the Participant’s “Account” under the Plan. The Plan Sponsor shall credit to such Account the amounts under Section 3.2, and shall charge such Account for any distributions under the Plan with respect to the Participant or his Beneficiaries. Unless otherwise determined by the Committee, the amounts under Section 3.2 shall be credited, on an annual basis, on the same date that the Company match under the URS Corporation 401(k) Retirement Plan is credited to the accounts of participants under such plan.

Section 4.2 Interest Credits. Each Account shall be credited with interest commencing on the date the Account is established and up until the date of a Participant’s Separation from Service. The interest rate credited for any Plan Year shall be the Moody’s Average Corporate Bond Rate for August of the immediately preceding year, and the Plan Sponsor shall notify each Participant of such rate prior to commencement of a Plan Year. Such interest shall be credited monthly and compounded monthly. Following a Participant’s Separation from Service, interest shall be credited at such rate and in such manner as the Administrative Committee determines is consistent with the rate at which interest is credited and the manner in which interest is credited hereunder prior to such Separation from Service.

Section 4.3 Account Valuation; Participant Statements. For each Plan Year or more frequently as the Committee may determine, the Committee shall provide a written statement to each Participant setting forth as of a date specified in such statement: (i) the amount credited to his Account under Section 3.2, (ii) the rate at which interest was credited to his Account and the aggregate amount of interest credited to the Account since the last such statement, and (iii) his total Account balance.

ARTICLE V

DISTRIBUTION OF ACCOUNTS

Section 5.1 Form and Timing of Payment.

(a) Deferred Payment Date. Not later than thirty (30) days following the date a Participant is notified of his selection by the Board under Section 3.1, he shall elect the form and timing of payment of his Account to occur following his Separation from Service. A Participant is permitted to choose payment in the form of either a lump sum as soon as practical after his Separation from Service (a “Separation Distribution”), a lump sum as soon as practical after the end of the Plan Year in which his Separation from Service occurs (a “Year Following Separation Distribution”), annual installments over a period of five (5), ten (10) or fifteen (15) years starting as soon as practical after his Separation from Service (a “Separation Installment Distribution”), or annual installments over a period of five (5), ten (10) or fifteen (15) years starting as soon as practical after the end of the Plan Year in which his Separation from Service occurs (a “Year Following Separation Installment Distribution”); provided, however, that notwithstanding any such election, if a Participant’s Account balance is less than Fifty Thousand Dollars ($50,000) on the date of his Separation from Service, his Account shall be paid as if he had elected to receive a lump sum distribution (payable as a Separation Distribution if the Participant elected a Separation Installment Distribution, and payable as a Year Following Separation Distribution if the Participant elected a Year Following Separation Installment Distribution). Similarly, if a Participant fails to make a payment election, his Account shall be paid as if he had elected a Separation Distribution.

Notwithstanding anything in the Participant’s election or in this Plan to the contrary:

(i) Any amount payable pursuant to a Separation Distribution shall be paid in a lump sum during the seventh month following the Participant’s Separation from Service;

(ii) Any amount payable pursuant to a Year Following Separation Distribution shall be paid during January following the year in which the Participant’s Separation from Service occurred; provided that in the event such payment would occur during the six-month period immediately following the Participant’s Separation from Service, the payment will be delayed until the seventh month following the Participant’s Separation from Service;

(iii) the first installment payment of any amount payable pursuant to a Separation Installment Distribution shall be paid during the seventh month following the Participant’s Separation from Service, and the remaining installments shall be paid during each subsequent January following the payment of the first installment payment, over the period elected by the Participant; and

(iv) the first installment payment of any amount payable pursuant to a Year Following Separation Installment Distribution shall be paid during January following the year in which the Participant’s Separation from Service occurred; provided that in the event the first installment payment would occur during the six-month period immediately following the Participant’s Separation from Service, the payment will be delayed during the seventh month following the Participant’s Separation from Service; and, in either event, the remaining installments shall be paid during each subsequent January following the payment of the first installment payment, over the period elected by the Participant.

A Participant may change such elections to extend the payment date or change the form of payment; provided, however, that the new election must be submitted at least twelve (12) months prior to the Participant’s Separation from Service, must defer the commencement of payment for a period of at least five (5) years from the date such payment would otherwise have paid (or in the case of installments, five (5) years from the date the first installment was scheduled to be paid), and may not become effective less than twelve (12) months after the date on which the election is made.

(b) Payment Upon Death. Notwithstanding Section 5.1(a), in the event of the Participant’s death, any unpaid portion of the Participant’s Account shall be distributed in a lump sum to his Beneficiary(ies). A distribution pursuant to this Section 5.1(b) shall be made as soon as practical, and not later than 60 days, after the Participant’s death.

Section 5.2 Committee Action. The Compensation Committee may, in its sole and absolute discretion, accelerate the payment of all or any portion of the balance credited to a Participant’s Account in the event the Compensation Committee determines that the Plan fails to meet the requirements of Code Section 409A and the final regulations thereunder; provided that such payment may not exceed the amount required to be included in income as a result of such failure. In no event shall any Participant have a direct or indirect election as to whether the Committee’s discretion will be exercised in such an event.

ARTICLE VI

ADMINISTRATION

Section 6.1 Authority and Duties of Administrator. The Compensation Committee shall be responsible for administering the Plan and shall have the authority and absolute discretion to (i) determine the eligibility of employees to participate in the Plan (which authority is shared with the President of the Division), (ii) interpret, construe and make determinations under the Plan, (iii) establish such rules as may be necessary or appropriate for the administration of the Plan, (iv) maintain Accounts, books and records with respect to the Plan, (v) calculate the amount determined under Section 3.2(b), (c) or (d) and the amount of interest credited under the

Plan, (vi) delegate to an Administrative Committee authority to take certain actions on behalf of the Committee and to oversee the day-to-day operation of the Plan, and (iv) take such other action in the administration of the Plan as the Committee deems necessary or appropriate in furtherance hereof. Any interpretation, construction or determination made or action taken by the Committee with respect to the Plan shall be conclusive and binding on all persons interested therein.

Section 6.2 Manner of Taking Action. All actions permitted or required to be taken hereunder by a person who is an eligible employee under Section 3.1 or a Participant shall be effective only if such action is taken at the time and in the manner prescribed by the Committee and in accordance with the terms of the Plan. All actions permitted or required to be taken hereunder by the Committee may be taken by a majority of its members at a meeting in person or by telephone, or by unanimous written consent of such members. The Committee may delegate to any one or more of its members authority to individually take any action the Committee is authorized to take hereunder.

Section 6.3 Plan Expenses. All expenses of administering the Plan shall be borne by the Company.

Section 6.4 Indemnification of Administrator. To the extent permitted by law, the Plan Sponsor shall indemnify and save harmless any person serving as a member of the Compensation Committee or the Administrative Committee, or both, from claims for liability, loss or damage (including payment of expenses in connection with defense against any such claim) which result from such person’s good faith exercise or failure to exercise any responsibilities with respect to the Plan.

Section 6.5 Claims Procedure.

(a) Benefit Claims. A Participant (or his legal representative in the event of the Participant’s disability or his Beneficiaries in the event of the Participant’s death) may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail. Such a claim shall not be permitted unless submitted within two years from (i) in the case of a lump sum payment, the date on which the payment was made, (ii) in the case of installment payments, the date on which the first in the series of payments was made, or (iii) in the case of all other claims, the date on which the action complained of occurred or the inaction complained of should have occurred. The Committee shall notify the claimant within ninety (90) days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the ninety (90) day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional sixty (60) days. Notice of the Committee’s decision shall be in writing, sent by mail to the Participant’s or Beneficiary’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 6.5(b), including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b) Review Procedure. A claimant is entitled to request a review of any denial of his claim under Section 6.5(a). The request for review must be submitted to the Committee in writing within sixty (60) days of mailing by the Committee of notice of the denial. Absent a request for review within the sixty (60) day period, the claim shall be deemed extinguished in its entirety. The claimant or his representative shall be entitled to submit issues and comments orally and in writing as well as other relevant documents to the Committee. The claimant shall also be entitled to receive from the Committee, upon request and free of charge, reasonable access to and copies of all documents, records and other information relating to his claim. The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within sixty (60) days of a request for a review, provided that, if the Committee determines prior to the end of such sixty (60) day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional sixty (60) days. The review shall take account of all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination under Section 6.5(a). The claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan. The claimant shall also be notified that, upon request and free of charge, the claimant can have reasonable access to and copies of all documents, records and other information relevant to his claim.

ARTICLE VII

BENEFICIARY DESIGNATION

A Participant may, on a form prescribed by and filed with the Committee, designate one or more Beneficiaries to receive the balance credited to the Participant’s Account, if any, in the event of the Participant’s death prior to full payment thereof. If the designated Beneficiary is not the spouse of the Participant, the spouse must consent to the nonspousal Beneficiary designation, acknowledging his or her waiver of rights to the benefit, by providing the spouse’s notarized consent on the signature form. Such beneficiary designation may be changed by the Participant at any time without the consent of any prior Beneficiary (other than the spouse) upon receipt by the Committee of a new designation to that effect; provided, however, that no such designation shall be effective unless received by the Committee prior to the Participant’s death. If a Participant fails to designate a Beneficiary hereunder, or if no Beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Beneficiary.

ARTICLE VIII

AMENDMENT OR TERMINATION

The Compensation Committee may amend the Plan from time to time or suspend or terminate the Plan at any time; provided, however, that no amendment, suspension or termination shall reduce the Participant’s Account balance immediately prior to such amendment, suspension or termination. In the event the Plan is suspended, payment of Accounts shall not be accelerated, and the terms of the Plan shall continue to apply until full payment thereof is made to the

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Participant or Beneficiary. In the event the Plan is terminated, the balance credited to a Participant’s Account shall be paid in a lump sum; provided that (i) the Company terminates at the same time any other arrangement that would be aggregated with the Plan under Section 409A; (ii) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three (3) years; (iii) the payments upon such termination shall not commence until twelve (12) months after the date of termination (other than payments already scheduled to be made); (iv) all payments upon such termination are made within twenty-four (24) months after the date of termination; and (v) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Liability of Company; Nature of Obligation. Nothing herein shall be deemed to constitute the creation of a trust or other fiduciary relationship between a Company and any of its employees or between a Company and any other person. Neither the Plan Sponsor nor any Company shall be considered a trustee by reason of this Plan. Participants, Beneficiaries and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to a Participant’s Account and any amounts under Section 3.2 or interest credited hereunder, and all amounts deferred or credited to an Account shall be payable solely from the general assets of the Company.

Section 9.2 Right of Set-Off. Notwithstanding any provision of the Plan to the contrary, the Plan Sponsor shall have the right to reduce and offset any payment a Participant or Beneficiary is entitled to receive hereunder by the amount of any debt or other amount owed to a Company by the Participant at the time of such payment.

Section 9.3 No Guarantee of Employment. Nothing contained herein shall require the Plan Sponsor or any Company to continue the employment of any person, and the Plan Sponsor and any Company shall have the right to terminate the employment of any person at any time notwithstanding the terms of the Plan.

Section 9.4 Benefits Not Assignable. The Account of a Participant and any right or interest in any Salary or Incentive Compensation deferred or interest credited hereunder shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind or nature, or claim for alimony or support pursuant to a divorce decree or other court order, and any attempt to accomplish the foregoing shall be null and void.

Section 9.5 Severability. If any particular provision of the Plan shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of the Plan and the other provisions of the Plan shall remain in full force and effect.

Section 9.6 Tax Withholding. Any amounts payable hereunder shall be subject to all applicable federal, state and local tax withholding.

Section 9.7 Headings. The headings of the several Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms of the provisions hereof.

Section 9.8 Governing Law. To the extent not subject to ERISA, the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Idaho, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the undersigned has adopted this Amended and Restated Plan on the date noted hereunder, to be effective as of January 1, 2011.

URS CORPORATION

Company Name

Date: ,	By:	/s/ Tom Zarges
Tom Zarges

President - Washington E&C Holdings, Inc.